Exhibit 10.13

Statement of Work #1

This first Statement of Work (“SOW”), dated October 1, 2012, is issued pursuant to and made a part of the Revised and Restated Master Services Agreement (“Agreement”) which commenced October 1, 2012 between Apollo Group, Inc. (“Apollo Entity”) and iHispano.com LLC(“Company”). Any terms not otherwise defined herein, shall have the meaning specified in the Agreement. In the event of any conflict between the provisions of this SOW and the Agreement, the provisions of the Agreement shall govern.

Services

Company will provide the following Services to Apollo Entity: (1) Access to the Hosted Service for UOPX Students or UOPX Alumni; (2) Reports on a daily or weekly or as otherwise requested by Apollo Entity; and (3) supporting services, including technical support for the Hosted Service, or as requested by Apollo Entity.

The Hosted Service is available to UOPX Alumni at https://alumni.education2career.com/. A UOPX branded version of the Hosted Service is available to UOPX Students through UOPX’s proprietary student web site, eCampus, at https://www.education2career.com/.

The use of any Apollo Materials, or any representations or statements concerning Apollo Affiliates, including UOPX, are prohibited without the prior review and express written consent of Apollo Entity.

Fee and Payment

Company shall invoice Apollo Entity One Hundred Sixteen Thousand, Six Hundred Sixty-Six and Sixty-Six Cents ($116,666.66) each month for the SOW Term. The total Fees due under this SOW shall not exceed One Million Dollars ($1,000,000.00).

Changes/Modifications

In the event that Apollo Entity requires a change in the SOW that would impact the necessary resources or the definition of the nature of the work commitment, the parties agree to negotiate and document such a change in requirement through a written, mutually executed SOW Change Order. Any change orders must be communicated to Executive Sponsor, IT Financial Manager and Buyer before current purchase order is used in full.

Term

The term of this SOW is six (6) months, commencing on the SOW Effective Date and ending on the SOW End Date (the “SOW Term”).

SOW Effective Date:	October 1, 2012

SOW End Date:	March 31, 2012

Billing

Company must reference the Apollo Entity purchase order supplied by ApolloEntity on all invoices. All invoices must contain Executive Sponsor, project name, line itemization, including Companyname, role, bill rate and billing period (date range for items billed). All invoices from Company must be forwarded to:

Apollo Group, Inc.

Attn: Accounts Payable, Mail Stop: CF-K801

4025 S. Riverpoint Pkwy

Phoenix, AZ 85040

If invoices are directed to another location within ApolloEntity, a delay in the payment processing may occur.

Accepted by:

Apollo Entity:	Company:

Address	Address

Signature	Signature
/s/ Timothy Gagin	/s/ Rudy Martinez

Printed Name	Printed Name
Timothy Gagin	Rudy Martinez

Title	Title
Sr. Director, Strategic Sourcing	CEO iHispano

Date	Date 9-25-2012